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              ENOTE.COM INC. SUBSIDIARIES AS OF DECEMBER 31, 1999

WEBATM, INC -- 100% OWNED
SOLUTIONNET, LTD. -- 55% OWNED
NAVIS, INC. -- 100% OWNED